SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE BOEING COMPANY

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To provide additional clarification regarding Mr. McNerney’s employment agreement with The Boeing Company (the “Company”), as described in the Company’s Form 8-K dated July 6, 2005, the Company provided the additional information below at the request of an institutional shareholder advisory service and to certain institutional investors.

The Boeing Company CEO Supplemental Retirement Benefit

The CEO supplemental retirement benefit provided in Mr. McNerney’s Boeing employment contract was estimated at an $11M lump-sum present value (as of 12/31/05) by outside actuaries retained by Boeing at the time he joined Boeing. This value matched the estimated value of his retirement benefit at the time he left 3M.

The current reported present value of Mr. McNerney’s pension benefit under his employment agreement is $14,765,366. This figure appears in the table on page 42 of the proxy statement and represents the present value of the lump sum amount that would be paid at age 62 based on the benefit that Mr. McNerney earned as of 9/30/06. (9/30/06 is the date at which the company measured its pension obligations for the 2006 year-end financial statements.) Assuming equivalent salary and annual incentive, and assumptions, this number would have been the same had Mr. McNerney remained at 3M.

CEO Retirement Benefit Structure Comparison

($ in millions)

	Boeing	3M
Base Salary	$ 1.75	$ 1.73
Target Annual Incentive	$ 2.98	$ 2.96*
Target Total Cash Compensation	$ 4.73	$ 4.69

Final Pay Basis	Highest 3 consecutive year average salary + annual incentive in last 10 years	Highest 3 consecutive year average salary + annual incentive in last 10 years

Benefit Formula Basis	5% per credited years of service, capping at 50% of final pay basis**	5% per credited years of service, capping at 50% of final pay basis

Lump-Sum Conversion Factor	PBGC Rate	PBGC Rate

*	At date of recruitment, estimated 2005 payout at 3M was $3.5M. Actual 2002-2004 payouts at 3M ranged from $3.2M—$3.5M.
**	Target benefit began at 25% to make the executive whole for amounts he would have earned under his 3M employment agreement.